                             SETTLEMENT AGREEMENT
                             --------------------


     This Agreement is made this 9th day of November, 1996, by and among EZ Pittsburgh, Inc. ("EZ"), Allegheny Communications Group, Inc. ("ACGI"), and ACGI's officers, directors, and shareholders who have individually executed this Agreement below (the "ACGI Principals") (collectively, the "Parties").


                              W I T N E S S E T H
                              - - - - - - - - - -


     WHEREAS, EZ is the applicant for renewal of the license of radio broadcast station WBZZ(FM), in Pittsburgh, Pennsylvania, (FCC File No. BRH-910401C2) (the "EZ Application") and ACGI has filed a competing application for a construction permit specifying the channel for which WBZZ(FM) is seeking renewal of license (FCC File No. BPH-910628MC) (the "ACGI Application");

     WHEREAS, because the EZ and ACGI Applications are mutually exclusive with each other, they have been designated for comparative hearing in MM Docket
No. 93-88 (the "WBZZ Hearing") to determine which application should be granted;

     WHEREAS, no issues have been added in the WBZZ Hearing to determine whether EZ possesses the basic qualifications to receive a grant of the EZ Application;

     WHEREAS, the Parties wish to avoid further costly and lengthy proceedings before the Federal Communications Commission (the "Commission" or "FCC") and possibly the courts, as well as the burden that such proceedings impose upon the personnel and resources of the Commission, the courts, and the Parties;

     WHEREAS, the Parties believe that this Agreement will be in the public interest in that it will assist in resolving the WBZZ Hearing;

     WHEREAS, the Parties pledge mutual cooperation in effectuating the goals of this Agreement; and

     WHEREAS, the obligations of the Parties hereunder are subject to the prior approval of the Presiding Judge and/or the Commission or its Mass Media Bureau and subject to satisfaction of the conditions specified herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

     1. Within one business day after the date hereof, EZ and ACGI will file this Agreement with the Presiding Administrative Law Judge in the WBZZ Proceeding together with a joint request for its approval (the "Joint Request"), which EZ's counsel shall draft subject to approval by ACGI's counsel. The Joint Request shall include a request that the Presiding Judge either

          (a) approve this Agreement, with any necessary waiver of the FCC's rules to permit EZ or its designated purchaser to acquire the stock of ACGI for $4.5 million as set forth in Paragraph 2, contingent upon and subject to the following conditions:

               (i)   dismissal of the ACGI Application with prejudice; and

               (ii)  grant of the EZ Application; or

          (b) immediately certify to the full Commission the question whether Section 73.3523 of the FCC's rules should be waived to permit approval of this Agreement, and, upon issuance of such waiver, the Presiding Judge or the Commission, as appropriate, shall take the steps note in (a).

The Joint Request shall include (i) specific requests that the ACGI Application be dismissed and the EZ Application be granted upon approval of this Agreement by the FCC and (ii) any other information or documents required by the FCC.

     2. Within five business days after release of a final order or orders approving the Agreement, authorizing payment by EZ to ACGI of $4.5 million, dismissing the ACGI Application, and granting the EZ Application, EZ or its designated purchaser will acquire the stock of ACGI for $4.5 million by wire transfer or certified check. The term "final order" shall mean an order that is no longer subject to further administrative or judicial review. No later than 20 days after release of an order or orders approving the Agreement, authorizing EZ to purchase the stock of ACGI for $4.5 million, dismissing the ACGI Application and granting the EZ Application, EZ shall deposit the $4.5 million in escrow pursuant to a mutually acceptable escrow agreement, which shall provide that all interest shall be payable to EZ.

     3. Beginning upon the execution of this Agreement, and continuing while this Agreement is in effect, neither EZ nor ACGI shall file any pleading, conduct any discovery, or make any written or oral request to the Presiding Judge, or take any other action in the WBZZ Hearing, except for (i) the filing of the Joint Request and such further filings as may be necessary to obtain grant of such request; (ii) such filings as are specifically requested by written order of the Presiding Judge, the Mass Media Bureau, the General Counsel, or any other part of the Commission; and (iii) such filings as may be required in the renewal proceeding in order to prevent dismissal of the ACGI Application prior to approval of this Agreement, in light of FCC rulings such as a ruling lifting the current freeze; provided, however, that the parties shall use their best joint efforts to avoid or defer any such filings so long as the Agreement is pending before the FCC for approval.

     4. (a) Beginning on the date of execution of this Agreement, and continuing for a period of ten (10) years thereafter, neither ACGI, nor the ACGI Principals, nor any of ACGI's subsidiaries or affiliates, nor any person or entity commonly controlled or otherwise subject to the control of any ACGI Principal, ACGI or any subsidiary or affiliate thereof (collectively the "ACGI Parties"), shall file, or encourage, induce or pay any other person or entity to file, any document with the Commission (including, but not limited to, any petition to deny, informal objection or mutually exclusive application)

(excluding documents filed in proceedings generally applicable to the broadcast industry as a whole) that opposes the grant of any application to which EZ or any subsidiary or affiliate thereof is a party, or any entity with which EZ had, has, or will have a then-current agreement to provide programming for more than 15% of the broadcast time of a broadcast station between (i) the date of filing of the EZ Application; and (ii) the date ten
(10) years from the date of execution of this Agreement.

          (b) This paragraph 4 does not prohibit the ACGI Parties from filing with the Commission a declaratory statement in good faith bringing relevant information to the Commission's attention, so long as the statement does not object, formally or informally, to the grant of an application.

     5. This Agreement shall become null and void and the Parties shall have no further obligation to each other if the Joint Request is denied, or, if within six (6) months of the date of this Agreement, this Agreement is not approved, the ACGI Application is not dismissed, and the EZ Application is not granted.

     6. The Parties, and their principals, represent and warrant that they have carefully read and fully understand this Agreement, that they execute this document voluntarily as their own free act and deed, with full knowledge of its significance, effects, and consequences.

     7. This Agreement will be executed in identical counterpart copies, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     8. Recognizing that this Agreement is expressly subject to the approval of the Presiding Judge and the need for the Presiding Judge's, the Mass Media Bureau's, and/or the Commission's approval prior to the implementation of all its terms, the Parties shall cooperate with each other and with the Commission by expeditiously providing to each other or to the Commission, or both, as the case may be, all additional information that may be necessary or appropriate to comply with Section 73.3523 of the Commission's Rules. The Parties agree to provide the Commission in a timely manner with such information as it reasonably requests. The Parties further agree to use all reasonable efforts in the preparation and filing of all documents that may be necessary or appropriate to reach the results contemplated by this Agreement. Further, neither party shall confer with the Hearing Branch of the Mass Media Bureau concerning this Agreement without the presence or participation by telephone of the other Party. Each party shall bear its own expenses for the preparation of this Agreement and all documents incidental thereto.

     9. No Party or its officers, directors, shareholders, agents, employees, affiliates, related companies and entities, successors, and assigns, shall, except as specified in this paragraph or as consented to in writing by the other Party, divulge to the public any terms of this Agreement or any negotiations or discussions among the Parties relating thereto. Notwithstanding the foregoing, nothing in this Paragraph is intended to preclude any Party, or any officer, director, shareholder, employee, affiliate, related company or entity, successor or assign, from disclosing to the public the fact of the filing of this Agreement with the Commission and/or the fact(s) that this Agreement contemplates (i) the dismissal of the ACGI Application and (ii) the grant of the EZ Application. The Parties agree to consult with each other concerning any publicity as to this Agreement while this Agreement is in effect. This confidentiality provision shall not prohibit any Party, or its officers, directors, shareholders, agents, employees, affiliates, related companies and entities, successors, and assigns, from complying with a subpoena or disclosing information otherwise required by law or offered in response to or reasonably connected with other governmental requests or judicial proceedings.

     10. It is the intent of the Parties hereto that the obligations contemplated hereunder comply in all respects with the Communications Act of 1934, as amended, and all applicable rules, regulations, and policies of the FCC. If any provision of this Agreement shall be declared void, illegal, or invalid by any governmental authority with jurisdiction thereof, any Party shall have the right to promptly request a meeting with the other Party in which case the Parties will use reasonable efforts to reach agreement on lawful substitute provisions in place of said offending provision so as to effectuate the Parties' intent as expressed herein. In any event, the remainder of this Agreement shall remain in full force and effect without such offending provision so long as such remainder substantially reflects the original agreement of the Parties hereunder.

     11. This Agreement is the only agreement among the Parties hereto and contains all of the terms and conditions agreed upon by the Parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties, their officers, directors, shareholders, agents, employees, affiliates, related companies and entities, successors (including without limitation American Radio Systems Corporation and its affiliates, upon consummation of the merger proposed in FCC File Nos. BTCH-961001GG ET SEQ.) and assigns. Each Party warrants to the others that it has full power and authority to enter into this Agreement, and to perform its obligations hereunder.

     12. This Agreement shall be construed under the laws of the United States and the Commonwealth of Virginia.

     13. The Parties agree that the benefits conferred on the Parties under this Agreement are unique, and that monetary damages for the breach of this Agreement would be difficult or impossible to quantify. Therefore, the Parties stipulate that specific performance shall be appropriate as a remedy for breach of this Agreement in addition to other legal or equitable remedies, including monetary damages, available under this Agreement or under the laws of the United States and the Commonwealth of Virginia. If any legal action is brought by either party arising out of or with respect to this Agreement, the prevailing party shall be entitled to recover, in addition to any other legal or equitable relief to which it may be entitled, all costs of maintaining, defending or bringing such action including but not limited to reasonable attorneys' fees.

     14.  This Agreement shall be effective upon its execution.

     15. ACGI and each of the ACGI Principals hereby jointly and severally represent and warrant to EZ that (i) the ACGI Principals own all of the issued and outstanding capital stock of ACGI, and that there are no options, warrants, or other rights to acquire any equity interest in ACGI; and (ii) that ACGI has never conducted any business aside from prosecution of the ACGI Application and has no liabilities, fixed or contingent.

     16. ACGI and each of the ACGI Principals hereby jointly and severally agree to indemnify and hold harmless EZ and its officers, directors, and affiliates from and against any and all liabilities, claims, damages, and expenses arising from (i) EZ's (or its designated purchaser's) acquisition or ownership of the capital stock of ACGI; (ii) any breach by ACGI or the ACGI Principals of any representation, warranty, or covenant in this Agreement; or
(iii) any claims by any former officers, directors, shareholders, agents, or creditors of ACGI. This indemnification shall survive any termination of this Agreement.

     17. Any notices, requests, statements, or any other communications to be given hereunder shall be in writing and shall be sent by first class mail, postage prepaid, to the Parties as follows:

          If to EZ:

          Mr. Alan Box
          EZ Communications, Inc.
          10800 Main Street
          Fairfax, Virginia 22030

          with a copy to:

          M. Anne Swanson, Esquire
          Koteen & Naftalin, L.L.P.
          1150 Connecticut Ave., N.W.
          Washington, D.C. 20036

          If to Allegheny or the ACGI Principals:

          Names and Addresses on Exhibit A

          with a copy to:

          Gene A. Bechtel, Esquire
          Bechtel & Cole, Chartered
          1901 L Street, N.W.
          Suite 250
          Washington, D.C. 20036

or to such other address or to such other person as either party may designate by notice given in writing. Any notice, request, statement, or other communication will be deemed to have been given three days after it was mailed.

     IN WITNESS WHEREOF, the Parties have affixed their signatures to this Agreement on the date(s) indicated below.

                                      EZ PITTSBURGH, INC.

Date: November 9, 1996                By Alan Box
      ----------------                   -----------------------------------
                                         Alan Box
                                         President

                                      ALLEGHENY COMMUNICATIONS GROUP, INC.

Date: _______________                 By __________________________
                                         Herbert E. Long, Jr.
                                         President

                                      ACGI PRINCIPALS

                                      By __________________________
                                         Herbert E. Long, Jr.

                                      By __________________________
                                         Herbert E. Long III

                                      By __________________________
                                         Lorraine H. Brown

                                      By __________________________
                                         Diane J. Duggin

                                      By __________________________
                                         Eldridge Smith

     IN WITNESS WHEREOF, the Parties have affixed their signatures to this Agreement on the date(s) indicated below.

                                      EZ PITTSBURGH, INC.

Date: _______________                 By __________________________
                                         Alan Box
                                         President

                                      ALLEGHENY COMMUNICATIONS GROUP, INC.

Date: November 8, 1996                By Herbert E. Long, Jr.
      ----------------                   -----------------------------------
                                         Herbert E. Long, Jr.
                                         President

                                      ACGI PRINCIPALS

                                      By Herbert E. Long, Jr.
                                         -----------------------------------
                                         Herbert E. Long, Jr.

                                      By Herbert E. Long III
                                         -----------------------------------
                                         Herbert E. Long III

                                      By Lorraine H. Brown
                                         -----------------------------------
                                         Lorraine H. Brown

                                      By Diane J. Duggin
                                         -----------------------------------
                                         Diane J. Duggin

                                      By Eldridge Smith
                                         -----------------------------------
                                         Eldridge Smith

                                      By William E. Floyd
                                         -----------------------------------
                                         William E. Floyd

                                      By Hazel M. Floyd
                                         -----------------------------------
                                         Hazel M. Floyd

                                      By Alicia Perkins
                                         -----------------------------------
                                         Alicia Perkins

                                      By Odessa Floyd
                                         -----------------------------------
                                         Odessa Floyd

                                      By James Floyd, Sr.
                                         -----------------------------------
                                         James Floyd, Sr.

                                      By William Thompson
                                         -----------------------------------
                                         William Thompson

                                      By Nicholas Perkins
                                         -----------------------------------
                                         Nicholas Perkins

                                                                      EXHIBIT B

                                   DECLARATION
                                   -----------


     I, Alan L. Box, declare under penalty of perjury that the following statements are true and correct to the best of my knowledge and belief:

     1. I am the president and director of EZ Pittsburgh, Inc. ("EZ"), licensee of WBZZ(FM), Pittsburgh, Pennsylvania. EZ's application for renewal of its license is pending in FCC File No. BPH-910401C2, and it was designated for hearing in MM Docket No. 93-88.

     2. The Settlement Agreement attached as Exhibit A to the Joint Request for Approval of Agreement constitutes the entire agreement between EZ and Allegheny Communications Group, Inc. ("ACGI"). The Agreement provides for payment of $4.5 million to ACGI. No other consideration will be paid by EZ or ACGI.




                                             By     ALAN L. BOX
                                               -------------------------------
                                                    Alan L. Box


Date:   11/12/96
     -------------------

                                                                     EXHIBIT C

                                   DELCARATION
                                   -----------


     I, Herbert E. Long, Jr., declare under the penalty of perjury that the following statements are true and correct to my best knowledge and belief:

     1.   I am President of Allegheny Communications Group, Inc.
("Allegheny").

     2. The application of Allegheny for construction permit for a new FM broadcast station at Pittsburgh, Pennsylvania (BPH-910628MC), was filed in 1991 and has been prosecuted before the FCC in good faith for the past approximately five and one-half years. The application was not filed for the purpose of reaching or carrying out an agreement with any other applicant regarding the dismissal and withdrawal of its application.

     3. The agreement dated November 8, 1996 between Allegheny and EZ Communications, Inc. sets forth the terms and provisions of the propsed settlelment between the parties of the comparative hearing on their respective applications.



                                              HERBERT E. LONG, JR.
                                         ------------------------------
                                              Herbert E. Long, Jr.


Washington, D.C.
November 12, 1996

                             CERTIFICATE OF SERVICE
                             ----------------------


          I, Barbara Frank, a secretary in the law firm of Koteen & Naftalin, hereby certify that I have this 12th day of November, 1996, sent copies of the foregoing to the following by first class United States mail, postage prepaid to the following, unless service by hand is otherwise shown:


*/   Honorable Edward Luton
-    Administrative Law Judge
     Federal Communications Commission
     Room 225
     2000 L Street, N.W.
     Washington, D.C. 20554


     Robert Zauner, Esquire
     Hearing Branch
     Federal Communications Commission
     Room 7212
     2025 M Street, N.W.
     Washington, D.C. 20554


     Gene A. Bechtel, Esquire
     Bechtel & Cole, Chartered
     1901 L Street, N.W.
     Suite 250
     Washington, D.C. 20036



                                              BARBARA FRANK
                                      By------------------------------
                                              Barbara Frank








*/   By Hand
-